EXHIBIT 99.1

For Immediate Release

Media Contacts:
Jennifer Regnault	Budd Zuckerman
LivePerson, Inc.	Genesis Select Corp.
(212) 609-4213	(303) 415-0200
jregnault@liveperson.com	budd@genesisselect.com

LivePerson Second Quarter Revenue Increases 51%;
Raises 2003 Revenue Guidance

Company posts first quarterly GAAP profit and generates $0.4 million in net cash

NEW YORK, NY – July 23, 2003 – LivePerson, Inc. (NasdaqSC: LPSN), a provider of technology facilitating real-time online customer interaction, today announced financial results for the second quarter ended June 30, 2003.

Revenue for the quarter was $2.8 million, a 51% increase from the prior year, and a 12% sequential increase versus the first quarter of 2003.  Revenue growth from the prior year was driven by a combination of new clients, existing client growth and the impact of the NewChannel asset acquisition that occurred in July 2002.  Revenue growth from the prior quarter was driven by expansion in all product lines, including Sales Edition, Service Edition, and LivePerson Pro for small businesses.

“Sales momentum with large corporate clients enabled LivePerson to more than double our growth expectations to 12% sequential growth for the quarter,” CEO Robert LoCascio stated.  “We are beginning to see the impact of investments we’ve made over the past two years in product development, sales staff and direct marketing efforts.  As a result, we’re increasing our revenue expectation for 2003 from $11.0 million to $11.5 million, representing a 40% increase in revenue from 2002.”

As in the first quarter, a combination of new customer wins, increased revenue from existing clients and a greater proportion of new clients purchasing the higher-priced Sales Edition drove LivePerson’s sequential growth.  New clients added during the quarter include GeoLearning, Hewlett-Packard and Toyota, while growth continued within existing clients including eBay, Forex and Kaplan Education.

Net income for the quarter was $4,000 or $0.00 per share, as compared to a net loss of $(83,000) or $(0.00) per share in the prior quarter, and a net loss of $(51,000), or $(0.00) per share in the second quarter of 2002.  A non-cash stock compensation charge and the costs of the Company’s first Customer Summit reduced net income in the quarter by approximately $0.1 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter was $409,000 versus $122,000 in the second quarter of 2002.   A reconciliation of the differences between EBITDA and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Condensed Consolidated Statements of Operations included in this press release.

LivePerson considers EBITDA and cash from operations to be important financial indicators of the Company’s operational strength and the performance of its business. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

The Company’s cash balance increased by $0.4 million in the quarter to $8.8 million, in line with EBITDA and cash flow from operations for the quarter.

Financial Expectations

The Company currently expects the following financial results:

•                  Sequential quarterly revenue growth of 8%, to $3.1 million for Q3 2003

•                  Annual revenue growth of 40%, to $11.5 million for the full year 2003

•                  EBITDA of $0.01 per share and breakeven EPS in Q3 2003

•                  EBITDA of $0.05 per share and EPS of $0.01 for the full year 2003

The difference between EBITDA per share, a non-GAAP measure, and EPS, is interest, taxes, depreciation and amortization.  This difference is expected to equal $0.01 per share in Q3 and $0.04 per share for the full year 2003.

LivePerson, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002
Total revenue	$2,826	$1,873	$5,355	$3,699

Operating expenses:
Cost of revenue	514	318	1,006	656
Product development	419	281	751	577
Sales and marketing	856	493	1,583	1,057
General and administrative	744	750	1,550	1,421
Amortization of other intangibles	253	—	507	—
Non-cash compensation, net of reversals	42	116	48	218
Total operating expenses	2,828	1,958	5,445	3,929

Loss from operations	(2)	(85)	(90)	(230)

Other income, net	6	34	11	71

Income (loss) before cumulative effect of accounting change	4	(51)	(79)	(159)
Cumulative effect of accounting change	—	—	—	5,338

Net income (loss)	$4	$(51)	$(79)	$(5,497)

Basic net income (loss) per share:
Income (loss) before cumulative effect of accounting change	$0.00	$(0.00)	$(0.00)	$(0.00)

Cumulative effect of accounting change	—	—	—	(0.16)

Net income (loss)	$0.00	$(0.00)	$(0.00)	$(0.16)

Diluted net income (loss) per share:
Income (loss) before cumulative effect of accounting change	$0.00	$(0.00)	$(0.00)	$(0.00)

Cumulative effect of accounting change	—	—	—	(0.16)

Net income (loss)	$0.00	$(0.00)	$(0.00)	$(0.16)

Weighted average shares outstanding used in basic net income (loss) per share calculation	34,229,236	34,029,588	34,192,755	34,016,671

Weighted average shares outstanding used in diluted net income (loss) per share calculation	35,605,738	34,029,588	34,192,755	34,016,671

LivePerson, Inc.

Reconciliation of Non-GAAP Financial Information to GAAP

(In Thousands, Except Share and Per Share Data)

Unaudited Supplemental Data

The following information is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002
Net income (loss) in accordance with generally accepted accounting principles	$4	$(51)	$(79)	$(5,497)

Add/(less):
(a) Amortization of other intangibles	253	—	507	—
(b) Non-cash compensation, net of reversals	42	116	48	218
(c) Depreciation	116	91	208	181
(d) Cumulative effect of accounting change	—	—	—	5,338
(e) Interest income, net	(6)	(34)	(18)	(71)
EBITDA (1)	$409	$122	$666	$169
Fully diluted EBITDA per share	$0.01	$0.00	$0.02	$0.00

Weighted average shares used in EBITDA per share calculation
Fully diluted	35,605,738	34,323,837	35,369,170	34,239,704

EBITDA	$409	$122	$666	$169
Add/(less):
Changes in operating assets and liabilities	(64)	(163)	(1)	68
Provision for doubtful accounts	—	—	15	—
Interest income, net	6	34	18	71
Net cash provided by/(used in) operating activities	$351	$(7)	$698	$308

(1)  Earnings before interest, taxes, depreciation and amortization.

LivePerson, Inc.

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$8,782	$8,004
Accounts receivable, net	585	607
Prepaid expenses and other current assets	445	299
Total current assets	9,812	8,910

Property and equipment, net	402	595
Other intangibles, net	507	1,014
Security deposits	130	124
Other assets	252	194
Total assets	$11,103	$10,837

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$197	$136
Accrued expenses	1,457	1,837
Deferred revenue	1,264	800
Total current liabilities	2,918	2,773

Other liabilities	233	176

Commitments and contingencies

Total stockholders’ equity	7,952	7,888
Total liabilities and stockholders’ equity	$11,103	$10,837

About LivePerson

LivePerson is a leading provider of technology facilitating real-time online customer interaction. LivePerson services enable online businesses to communicate securely with Internet users in real time, thereby enhancing the online experience. With real-time solutions consisting of chat, marketing and selling tools, a self-service FAQ product and email management, LivePerson offers clients the opportunity to increase sales, lower customer service costs and increase responsiveness to customer needs. LivePerson is headquartered in New York City.

EBITDA Financial Disclosure

Investors are cautioned that the EBITDA, or earnings before interest, taxes, depreciation and amortization, information contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

Forward Looking Statements

Statements in this press release regarding LivePerson, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of the quarter. Although these expectations may change, we are under no obligation to inform you if they do. Our company policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter. Actual events or results may differ materially from those contained in the projections or forward-looking statements. The following factors, among others, could cause LivePerson’s actual results to differ materially from those described in a forward-looking statement: the limited history of providing the LivePerson services; our limited historical annual revenue and history of losses; the possible unavailability of financing as and if needed; an unproven business model; our dependence on the success of the LivePerson chat service; continued use by our clients of the LivePerson services; potential fluctuations in our quarterly and annual results; risks related to adverse business conditions experienced by our clients; our dependence on key employees; risks related to our international operation, particularly our operations in Tel Aviv, Israel, and the current civil and political unrest in that region; competition for qualified personnel; competition in the real-time sales and customer service technology market; building awareness of the LivePerson brand name; technology systems beyond LivePerson’s control and technology-related defects that could disrupt the LivePerson services; our dependence on the growth of the Internet as a medium for commerce and the viability of the infrastructure of the Internet; and responding to rapid technological change. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by LivePerson with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.